UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 31, 2007

IXYS Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26124	77-0140882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3540 Bassett Street, Santa Clara, California		95054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-982-0700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2007, the Board of Directors of IXYS Corporation (the "Company") amended the 1999 Employee Stock Purchase Plan to add 350,000 shares of common stock to the plan.

On August 2, 2007, a subsidiary of the Company completed the purchase for $7.5 million of a building in Milpitas, California that will serve at the Company's corporate headquarters. In connection with the purchase, the subsidiary assumed a loan, secured by the building, in the principal amount of $7.5 million. The loan bears interest at the rate of 7.455% per annum and is due and payable on February 1, 2011. Monthly payments of principal and interest in the amount of $56,000 are due under the loan. In addition, monthly impound payments aggregating $18,000 are to be made for items such as real property taxes, insurance and capital expenditures. The obligation to pay all sums due in connection with the loan may be accelerated in the event of a failure to timely pay any monthly payment, a failure to perform other obligations, the inaccuracy of a representation or warranty in a material respect, condemnation of the property, the occurrence of an uninsured casualty, a material adverse change in the financial condition of the subsidiary, or a bankruptcy. At maturity, the remaining principal balance on the loan will be $7.1 million. The payment obligations of the subsidiary are guaranteed by the Company. The lender is Morgan Stanley Dean Witter Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2001-TOP1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXYS Corporation

August 3, 2007	By:	Uzi Sasson

Name: Uzi Sasson
Title: Chief Operating Officer